KARA INTERNATIONAL, INC.
                        55 West 200 North
                         Provo, UT 84601

NEWS RELEASE

          Kara International, Inc., a Nevada corporation (the "Company,"
[OTC Bulletin Board Symbol "KARA"]), announced today that it completed the acquisition of 97.73% of International Heritage Inc., a privately held North Carolina corporation ("IHI"), through a share for share exchange as initially contemplated in a Letter of Intent reported in the Company's 8-K Current Report dated September 16, 1997. IHI is now a majority-owned subsidiary of the Company.

          The Company has reserved sufficient shares of its common stock for a period of two years to allow for the acquisition of all of the outstanding shares of common stock of IHI and to provide shares underlying options of IHI exchanged for like options to acquire shares of common stock of the Company.

          The Company's name has been changed to "International Heritage, Incorporated," and the Company has applied for a new symbol on the OTC Bulletin Board, with the following preferences: "NIHI," or "IHIN" or "INIH."

          IHI is a distribution company with more than 160,000 sales representatives throughout the United States and Canada. IHI has corporate offices in Raleigh, North Carolina and Toronto, Canada. The Company had sales of approximately $107 million for 1997 year end and losses of approximately $12,824,000, based upon the unaudited consolidated balance sheet and income statement of IHI filed as part of an exhibit to the 8-K Current Report to be dated March 9, 1998, and filed with the Securities and Exchange Commission.

          IHI sells fine 14K, 18K and 24K gold and precious stone jewelry, fine collectibles from some of the world's most prestigious manufacturers, a full line of name brand golf equipment and accessories, telecommunication products and sports and leisure equipment.

          For further review, an 8-K Current Report dated March 9, 1998, which contains more complete disclosures and includes risk disclosures and operating histories for both companies, has been filed with the Securities and Exchange Commission. This Current Report and other material information regarding the Company can be viewed in the EDGAR archives of the Securities and Exchange Commission at www.sec.gov.

March 9, 1998

cc:       Dow Wire Service                        Fax No. 212-416-4008
          Bloomberg Financial Markets            Fax No. 609-279-5976
          Reuters                                Fax No. 212-859-1717

Company Contact:    Marks Lane, Director of Communications
                    International Heritage, Incorporated
                    Telephone:  (919) 571-4646